Exhibit 99

COMMUNITY BANK SYSTEM, INC. 5790 Widewaters Parkway, DeWitt, N.Y. 13214	News Release For further information, please contact: Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121 Fax: (315) 445-7347

COMMUNITY BANK SYSTEM GENERATES RECORD EARNINGS IN 2004

INCREASES NET INCOME 24% OVER 2003

          Syracuse, N.Y. - January 24, 2005 - Community Bank System, Inc. (NYSE: CBU) earned net income of $12.7 million during the fourth quarter of 2004, a 46.1% increase over the fourth quarter of 2003. Earnings of $50.2 million for the year ended December 31, 2004 were up 24.3% over 2003. The increase resulted from acquired and organic growth in earning asset levels, strong growth in non-interest income and improved asset quality, despite a lower net interest margin.

Fourth quarter diluted earnings per share of $.40 were up 8.1% from the fourth quarter of 2003 (excluding an after-tax debt restructuring charge of $1.6 million in 2003). Full year diluted earnings per share of $1.64 were 10.1% better than 2003’s results, and marked a new high. Cash earnings per share (which excludes the after-tax effect of the amortization of intangible assets) were $1.78 versus $1.61 for the year ended December 31, 2003.

Sanford A. Belden, President and Chief Executive Officer, stated, “We are pleased with our fourth quarter and full year operating performance, particularly our continued strong asset quality and the robust performance of our financial services businesses. In addition, during 2004 we successfully completed the acquisitions of both First Heritage Bank, which added three branches to First Liberty Bank & Trust (our Pennsylvania franchise), and a branch in Dansville, N.Y. We were also selected to join the S&P SmallCap 600 Index, expanded and strengthened our senior management team with new appointments from both within and outside of our organization, and rewarded shareholders with a 12.5% dividend increase.”

Net interest income was $38.6 million during the fourth quarter, up 11.2% over the prior fourth quarter, due principally to a $625.9 million increase in average earning assets driven by acquisitions and securities purchases. For the year, we generated $151.0 million in net interest income, up 14.6% over 2003’s $131.8 million. This growth was achieved despite a fourth quarter net interest margin of 4.32%, compared to 4.59% for the fourth quarter 2003 and 4.35% for 2004’s third quarter. Similarly, net interest margin for the full year of 4.45% declined from 4.69% for 2003. Full year earning asset yields were down 51 basis points versus 2003, while cost of funds fell 26 basis points over the same time frame, resulting in net interest margin contraction.

Loan loss provision for the fourth quarter was $2.1 million, compared to $2.3 million in the third quarter of 2004, and was $1.0 million below the fourth quarter of 2003, despite a $342.7 million increase in average loans. Net charge-off, delinquency, and non-performing loan ratios all showed improvement over 2003’s fourth quarter. Provision for the twelve months ended December 31, 2004 of $8.8 million was 21.8% below the $11.2 million recorded in 2003, reflecting these favorable asset quality trends as well.

We grew non-interest income in 2004 by $6.6 million, or 17.3%, over 2003 to $44.4 million (excluding a debt restructuring charge in 2003). Our banking and financial services businesses both experienced acquired and organic growth, including very strong performances from our retirement plan administration and broker-dealer businesses.

Operating expenses (excluding acquisition expenses) increased from $27.6 million in the fourth quarter of 2003 to $30.2 million in the current quarter, principally due to the additional day-to-day operating expenses from the two whole-bank acquisitions completed over the past 14 months. Similarly, year-to-date operating expenses (excluding acquisition expenses) were up 15.6% over 2003, supporting the full-year increases in net interest income and non-interest income of 14.6% and 17.3%, respectively.

The company’s effective income tax rate of 24.9% in 2004 was up from 24.0% in 2003, due principally to a lower proportion of tax-exempt income.

Financial Position
Ending earning assets of $3.89 billion for the fourth quarter were down $29.5 million from the third quarter 2004, with the decrease evenly split between loans and investments. Ending earnings assets were up $488.2 million from December 31, 2003, with loans increasing $230.0 million and investments increasing $258.2 million. Deposits increased $9.9 million for the quarter, but included $32.6 million of deposits from a branch acquisition. Borrowings were down $51.1 million from the end of the third quarter. For the year, deposits increased $203.5 million, or 7.5%, and borrowings were up $252.7 million, or 37.8%.

Asset Quality
As of December 31, 2004, the Company improved its non-performing loan ratio from 0.62% a year ago to 0.55%, and its delinquency ratio from 1.77% to 1.45%. The full-year net charge-off ratio was 0.37%, compared to 0.54% in 2003. The ratio of allowance for loan losses to total loans at year-end was 1.35%, compared to 1.37% at both September 30, 2004 and December 31, 2003. This improved asset quality profile is the result of the Company’s enhanced credit risk management programs and continued emphasis on disciplined underwriting standards, as well as stabilizing economic conditions.

Dansville Branch Acquisition
In December, the Company completed the purchase of a branch office in Dansville, N.Y. from HSBC Bank USA, N.A. Consistent with its original plans, CBU has closed its own Dansville branch and consolidated all customer service activities into the larger (former) HSBC office.

Other Matters
In December, the Board of Directors authorized a stock repurchase program to acquire up to 500,000 common shares, or approximately 1.6% of total outstanding shares, over the course of the ensuing twelve months for general corporate purposes. In January 2005, the Board of Directors voted to permit the Stockholder Protection Rights Agreement (originally adopted in 1995) to expire in February 2005.

Conference Call Scheduled
A conference call will be held with company management at 11:00 a.m. (ET) on Tuesday, January 25, 2005, to discuss the above results at 1-866-453-5550 (access code 4010874). An audio recording will be available one hour after the call until December 31, 2005, and may be accessed at 1-866-453-6660 (access code 155819). Investors may also listen to the call live via the Internet at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventdetails&c=95653&eventid=995812

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the Investor Relations/News & Media section of the company’s website at: www.communitybankna.com.

Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. CBU’s wholly-owned banking subsidiary has $4.4 billion in assets and 130 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it operates as First Liberty Bank & Trust. For further information please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)

	Quarter Ended		Year to Date

Earnings	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Interest income	$55,515	$49,163	$212,795	$191,129
Interest expense	16,940	14,460	61,752	59,301
Net interest income	38,575	34,703	151,043	131,828
Loan loss provision	2,100	3,093	8,750	11,195
Net interest income after provision for loan losses	36,475	31,610	142,293	120,633
Deposit service fees	6,488	6,096	25,201	23,121
Other banking services	372	599	2,431	1,906
Trust, investment and asset management fees	1,744	1,728	7,443	6,682
Benefit plan administration, consulting and actuarial fees	2,301	1,931	9,298	6,220
Investment securities (losses) gains, net	(73)	(56)	72	(53)
Debt prepayment costs	0	(2,600)	0	(2,645)
Total non-interest income	10,832	7,698	44,445	35,231
Salaries, employee benefits and professional fees	16,557	15,854	65,724	56,347
Occupancy and equipment and furniture	4,668	4,355	18,813	17,125
Intangible amortization	2,013	1,292	7,414	5,093
Other	6,934	6,050	26,244	23,648
Acquisition expenses	270	328	1,704	498
Total operating expenses	30,442	27,879	119,899	102,711
Income before tax	16,865	11,429	66,839	53,153
Income tax	4,199	2,759	16,643	12,773
Net income	$12,666	$8,670	$50,196	$40,380
Basic earnings per share	$0.41	$0.32	$1.68	$1.54
Diluted earnings per share	$0.40	$0.31	$1.64	$1.49
Diluted earnings per share-cash (1)	$0.44	$0.34	$1.78	$1.61

Summary of Financial Data
(Dollars in thousands, except per share data)

	2004				2003

	4th	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Earnings

Interest income	$55,515	$55,223	$52,136	$49,921	$49,163
Interest expense	16,940	16,166	14,679	13,967	14,460
Net interest income	38,575	39,057	37,457	35,954	34,703
Provision for loan losses	2,100	2,300	2,300	2,050	3,093
Net interest income after provision for loan losses	36,475	36,757	35,157	33,904	31,610
Deposit service fees	6,488	6,756	6,181	5,776	6,096
Other banking services	372	1,135	266	658	599
Trust, investment and asset management fees	1,744	1,935	2,062	1,702	1,728
Benefit plan administration, consulting and actuarial fees	2,301	2,338	2,275	2,384	1,931
Investment securities (losses) gains, net	(73)	0	135	10	(56)
Debt prepayment costs	0	0	0	0	(2,600)
Total non-interest income	10,832	12,164	10,919	10,530	7,698
Salaries, employee benefits and professional fees	16,557	16,642	16,362	16,164	15,854
Occupancy and equipment and furniture	4,668	4,713	4,650	4,782	4,355
Amortization of intangible assets	2,013	2,003	1,759	1,639	1,292
Other	6,934	6,515	6,593	6,201	6,050
Acquisition expenses	270	53	411	970	328
Total operating expenses	30,442	29,926	29,775	29,756	27,879
Income before income taxes	16,865	18,995	16,301	14,678	11,429
Income taxes	4,199	4,761	4,160	3,523	2,759
Net income	$12,666	$14,234	$12,141	$11,155	$8,670
Basic earnings per share	$0.41	$0.47	$0.41	$0.39	$0.32
Diluted earnings per share	$0.40	$0.45	$0.40	$0.38	$0.31
Diluted earnings per share-cash (1)	$0.44	$0.49	$0.43	$0.41	$0.34

Profitability

Return on assets	1.15%	1.29%	1.18%	1.17%	0.93%
Return on equity	10.75%	12.53%	11.34%	10.92%	9.51%
Non-interest income/operating income (FTE)	20.4%	22.1%	21.0%	21.1%	16.9%
Efficiency ratio (2)	52.9%	50.7%	53.2%	54.5%	54.5%

Components of Net Interest Margin (FTE)

Loan yield	6.09%	5.95%	6.04%	6.21%	6.35%
Investment yield	6.00%	6.06%	6.19%	6.53%	6.34%
Earning asset yield	6.05%	6.00%	6.10%	6.33%	6.35%
Interest bearing deposit rate	1.49%	1.45%	1.48%	1.56%	1.63%
Short-term borrowing rate	2.22%	1.67%	1.23%	1.27%	1.25%
Long-term borrowing rate	4.92%	4.88%	5.23%	6.26%	6.18%
Cost of all interest bearing funds	2.06%	1.94%	1.90%	1.97%	2.07%
Cost of funds (includes DDA)	1.75%	1.65%	1.61%	1.66%	1.75%
Net interest margin (FTE)	4.32%	4.35%	4.49%	4.67%	4.59%
Fully tax-equivalent adjustment	$3,754	$3,793	$3,626	$3,335	$3,141

Summary of Financial Data
(Dollars in thousands, except per share data)

	2004				2003

	4th	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Average Balances

Loans	$2,360,493	$2,362,596	$2,222,827	$2,111,388	$2,017,817
Taxable investment securities	991,687	1,006,893	949,099	817,503	834,221
Non-taxable investment securities	543,672	546,395	506,950	452,935	417,893
Total interest-earning assets	3,895,852	3,915,884	3,678,876	3,381,826	3,269,931
Total assets	4,397,549	4,398,260	4,145,955	3,841,103	3,695,233
Interest-bearing deposits	2,354,817	2,363,032	2,320,030	2,227,978	2,141,724
Short-term borrowings	482,930	512,074	416,767	356,163	336,250
Long-term borrowings	439,345	439,423	376,350	270,479	294,728
Total interest-bearing liabilities	3,277,092	3,314,529	3,113,147	2,854,620	2,772,702
Shareholders’ equity	$468,799	$451,799	$430,660	$410,816	$361,525

Balance Sheet Data

Cash and cash equivalents	$118,345	$122,329	$101,410	$79,373	$103,923
Investment securities	1,584,339	1,604,968	1,584,353	1,347,590	1,329,534
Loans:
Consumer mortgage	801,412	793,120	780,550	743,699	739,593
Business lending	831,244	847,844	853,034	673,812	689,436
Consumer direct and indirect	725,837	732,787	713,151	687,904	699,480
Total loans	2,358,493	2,373,751	2,346,735	2,105,415	2,128,509
Allowance for loan losses	31,778	32,609	32,040	28,821	29,095
Intangible assets	232,500	228,744	230,783	194,820	196,111
Other assets	131,932	127,371	126,513	124,259	126,415
Total assets	4,393,831	4,424,554	4,357,754	3,822,636	3,855,397
Deposits	2,928,978	2,919,088	2,934,933	2,740,933	2,725,488
Borrowings	840,065	891,154	852,850	512,072	587,396
Subordinated debt held by unconsolidated subsidiary trusts	80,446	80,432	80,418	80,404	80,390
Other liabilities	69,714	66,679	48,156	66,204	57,295
Total liabilities	3,919,203	3,957,353	3,916,357	3,399,613	3,450,569
Shareholders’ equity	474,628	467,201	441,397	423,023	404,828
Total liabilities and shareholders’ equity	4,393,831	4,424,554	4,357,754	3,822,636	3,855,397
Assets under management or administration	$2,101,936	$1,952,982	$1,936,063	$1,863,601	$1,806,941

Capital

Tier 1 leverage ratio	6.94%	6.72%	7.01%	7.19%	7.25%
Tangible equity / tangible assets	5.82%	5.68%	5.10%	6.29%	5.70%
Accumulated other comprehensive income	$34,200	$38,000	$16,287	$47,584	$35,958
Diluted weighted average common shares outstanding	31,500	31,545	30,670	29,557	28,013
Period end common shares outstanding	30,642	30,554	30,617	28,560	28,330
Cash dividends declared per common share	$0.18	$0.18	$0.16	$0.16	$0.16
Book value	15.49	15.29	14.42	14.81	14.29
Tangible book value	7.90	7.80	6.88	7.99	7.37
Common stock price (end of period)	28.25	25.13	22.79	23.14	24.50
Total shareholders return - trailing 12 months	18.5%	17.6%	23.2%	51.3%	61.2%

Summary of Financial Data
(Dollars in thousands, except per share data)

	2004				2003

	4th	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Asset Quality

Non-accrual loans	$11,798	$13,511	$11,142	$12,499	$11,940
Accruing loans 90+ days delinquent	1,158	1,808	1,234	1,462	1,307
Restructured loans	0	806	856	27	28
Total non-performing loans	12,956	16,125	13,232	13,988	13,275
Other real estate owned (OREO)	1,645	734	1,044	1,014	1,077
Total non-performing assets	14,601	16,859	14,276	15,002	14,352
Net charge-offs	$2,931	$1,731	$1,438	$2,324	$2,744
Loan loss allowance/loans outstanding	1.35%	1.37%	1.37%	1.37%	1.37%
Non-performing loans/loans outstanding	0.55%	0.68%	0.56%	0.66%	0.62%
Loan loss allowance/non-performing loans	245%	202%	242%	206%	219%
Net charge-offs/average loans	0.49%	0.29%	0.26%	0.44%	0.54%
Loan loss provision/net charge-offs	72%	133%	160%	88%	113%
Non-performing assets/loans outstanding plus OREO	0.62%	0.71%	0.61%	0.71%	0.67%

(1)	Cash earnings excludes the after-tax effect of the amortization of intangible assets

(2)	Excludes intangible amortization, acquisition expenses, results of securities transactions and debt restructuring activities